CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Barrier Performance Leveraged Upside	$7,000,000	$811.30
SecuritiesSM due 2020

June 2017

Pricing Supplement No. 1,649

Registration Statement Nos. 333-200365; 333-200365-12

Dated June 27, 2017

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Barrier PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Barrier PLUS will pay no interest, provide for 100% downside exposure to any decline in the final average index value of the underlying commodity index from the initial index value up to and including a 20% decline and 200% downside exposure to any further decline, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the final average index value, calculated based on the official settlement prices of the underlying commodity index on each averaging date, is greater than the initial index value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity index, subject to the maximum payment at maturity. If the final average index value of the underlying commodity index has declined from the initial index value, but the final average index value is greater than or equal to the barrier level, which is 80% of the initial index value, investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index over the term of the Barrier PLUS. If the final average index value of the underlying commodity index has declined from the initial index value so that the final average index value is less than the barrier level, investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index up to and including the first 20% decline and will also lose 2% for every 1% of further decline. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Barrier PLUS. Investors should not invest in the Barrier PLUS unless they are prepared to accept the potential for significant losses on a leveraged basis if the final average index value of the underlying commodity index declines by more than 20% from the initial index value. Because investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index from the initial index value up to and including a 20% decline and will also lose 2% for every 1% of any further decline, you will lose your entire initial investment in the Barrier PLUS if the final average index value of the underlying commodity index declines by 60% or more. The Barrier PLUS are for investors who seek exposure to the performance of crude oil, as measured by the underlying commodity index and the specific formula used to calculate the final average index value, and who are willing to risk their principal on a downside leveraged basis (including risking all of their principal if the final average index value of the underlying commodity index declines by 60% or more from the initial index value) and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of performance of the underlying commodity index. The Barrier PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Barrier PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per Barrier PLUS
Issue price:	$1,000 per Barrier PLUS
Pricing date:	June 27, 2017
Original issue date:	June 30, 2017 (3 business days after the pricing date)
Maturity date:	June 17, 2020
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:	$7,000,000
Payment at maturity:

•     If the final average index value is greater than the initial index value:

$1,000 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final average index value is less than or equal to the initial index value but is greater than or equal to the barrier level:

$1,000 x the index performance factor

This amount will be less than $1,000 but not less than $800.

•     If the final average index value is less than the barrier level:

[$1,000 x (the index percent change + 20%) x downside leverage] +$800

Under these circumstances, this amount will be less than $800 and will represent a loss of more than 20%, and possibly all, of your investment if the final average index value has declined by 60% or more from the initial index value. In no event will the payment at maturity be less than zero.

Leveraged upside payment:	$1,000 x leverage factor x index percent change
Leverage factor:	1,000%. Although the leverage factor provides 1,000% exposure to any increase in the final average index value over the initial index value, because the payment at maturity will be limited to 150% of the stated principal amount of the Barrier PLUS, any increase in the final average index value over the initial index value by more than 5% will not further increase the return on the Barrier PLUS.
Maximum payment at maturity:	$1,500 per Barrier PLUS (150% of the stated principal amount). The amount payable at maturity is based on the arithmetic average of the official settlement prices of the underlying commodity index on each of the averaging dates and, therefore, the payment at maturity may be less, and you may be less likely to receive the maximum payment at maturity, than if the amount payable at maturity were based solely on the official settlement price on the final averaging date.
Barrier level:	107.28712, which is 80% of the initial index value
Downside leverage:	2. The downside leverage will magnify your losses if the final average index value of the underlying commodity index declines by more than 20%.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$951.90 per Barrier PLUS. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per Barrier PLUS	$1,000	$5(1)
		$5(2)	$990
Total	$7,000,000	$70,000	$6,930,000
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each Barrier PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each Barrier PLUS.
(3)	See “Use of proceeds and hedging” on page 18.

The Barrier PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Barrier PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Barrier PLUS” at the end of this document.

Prospectus Supplement for PLUS dated March 24, 2016	Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial index value:	134.1089, which is the official settlement price of the underlying commodity index on the pricing date, subject to adjustment for non-index business days and certain market disruption events
Index percent change:	(final average index value – initial index value) / initial index value
Index performance factor:	final average index value / initial index value
Final average index value:	The arithmetic average of the official settlement prices of the underlying commodity index on each averaging date. All references in this document to the final average index value appreciating or declining are to the final average index value appreciating or declining against the initial index value.
Averaging dates:	The 12th calendar day of each month from and including January 12, 2018 to and including June 12, 2020, subject to adjustment for non-index business days and certain market disruption events
CUSIP/ ISIN:	61766YBR1 / US61766YBR18
Listing:	The Barrier PLUS will not be listed on any securities exchange.

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Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Barrier Performance Leveraged Upside Securities

Principal at Risk Securities

The Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020 (the “Barrier PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying commodity index that enhances returns for a limited range of positive performance of the underlying commodity index, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying commodity index in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying commodity index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 3 years
Leverage factor:	1,000%
Barrier level:	80% of the initial index value
Maximum payment at maturity:	$1,500 per Barrier PLUS (150% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Barrier PLUS. Because of the formula used to calculate the payment at maturity, you will lose your entire initial investment in the Barrier PLUS if the final average index value of the underlying commodity index declines by 60% or more.
Interest:	None

The original issue price of each Barrier PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Barrier PLUS, which are borne by you, and, consequently, the estimated value of the Barrier PLUS on the pricing date is less than $1,000. We estimate that the value of each Barrier PLUS on the pricing date is $951.90.

What goes into the estimated value on the pricing date?

In valuing the Barrier PLUS on the pricing date, we take into account that the Barrier PLUS comprise both a debt component and a performance-based component linked to the underlying commodity index. The estimated value of the Barrier PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Barrier PLUS?

In determining the economic terms of the Barrier PLUS, including the leverage factor, the barrier level, the downside leverage and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Barrier PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Barrier PLUS?

The price at which MS & Co. purchases the Barrier PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. MS & Co. may,

June 2017	Page 3

Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

but is not obligated to, make a market in the Barrier PLUS and, if it once chooses to make a market, may cease doing so at any time.

June 2017	Page 4

Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Barrier PLUS offer leveraged exposure to a limited range of positive performance of the underlying commodity index. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment including on a leveraged basis to the extent of any decline in the final average index value of the underlying commodity index from the initial index value of more than 20%, and forgo returns above the maximum payment at maturity of $1,500 per Barrier PLUS. At maturity, an investor will receive an amount in cash, if any, depending on the official settlement prices of the underlying commodity index on each of the averaging dates, subject to the maximum payment at maturity. There is no minimum payment at maturity on the Barrier PLUS. Investors should not invest in the Barrier PLUS unless they are prepared to accept the potential for significant losses on a leveraged basis if the final average index value of the underlying commodity index declines by more than 20%. Because investors will lose 1% for every 1% decline in final average index value of the underlying commodity index up to and including a 20% decline and will also lose 2% for every 1% of any further decline, investors will lose their entire initial investment in the Barrier PLUS if the final average index value of the underlying commodity index declines by 60% or more. The Barrier PLUS are unsecured obligations of ours, and all payments on the Barrier PLUS are subject to our credit risk.

Leveraged Performance	The Barrier PLUS offer investors an opportunity to capture enhanced returns within a limited range of positive performance relative to a direct investment in the underlying commodity index. Although the leverage factor provides 1,000% exposure to any increase in the final average index value over the initial index value, because the payment at maturity will be limited to 150% of the stated principal amount of the Barrier PLUS, any increase in the final average index value over the initial index value by more than 5% will not further increase the return on the Barrier PLUS.
Upside Scenario	The final average index value of the underlying commodity index increases in value, and, at maturity, the Barrier PLUS redeem for the stated principal amount of $1,000 plus 1,000% of the index percent change, subject to the maximum payment at maturity of $1,500 per Barrier PLUS (150% of the stated principal amount). For example, if the final average index value is 2% greater than the initial index value, the Barrier PLUS will provide a total return of 120% at maturity.
Downside Scenarios

(i) The final average index value of the underlying commodity index is less than or equal to the initial index value but is greater than or equal to the barrier level. In this case, investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index over the term of the Barrier PLUS. For example, if the final average index value of the underlying commodity index decreases in value by 10%, the Barrier PLUS will redeem for $900, or 90% of the stated principal amount.

(ii) The final average index value of the underlying commodity index is less than the barrier level. In this case, in addition to losing 1% for every 1% decline in the final average index value of the underlying commodity index over the term of the Barrier PLUS up to and including the first 20% decline, investors will also lose 2% for every 1% of further decline. For example, if the final average index value of the underlying commodity index decreases in value by 50%, the Barrier PLUS will redeem for $200, or 20% of their stated principal amount. You will lose your entire initial investment in the Barrier PLUS if the final average index value of the underlying commodity index declines by 60% or more.

June 2017	Page 5

Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Barrier PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Barrier PLUS based on the following terms:

Stated principal amount:	$1,000 per Barrier PLUS
Leverage factor:	1,000%
Maximum payment at maturity:	$1,500 per Barrier PLUS (150% of stated principal amount)
Barrier level:	80% of the initial index value
Downside leverage:	2. The downside leverage will magnify your losses if the final average index value of the underlying commodity index declines by more than 20%.

Barrier PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final average index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 1,000% of the appreciation of the underlying commodity index over the term of the Barrier PLUS, subject to the maximum payment at maturity. Under the terms of the Barrier PLUS, an investor will realize the maximum payment at maturity at a final average index value of 105% of the initial index value.

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Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	If the final average index value of the underlying commodity index appreciates 2%, the investor would receive a 20% return, or $1,200 per Barrier PLUS.

▪	If the final average index value of the underlying commodity index appreciates 30%, the investor would receive only the maximum payment at maturity of $1,500 per Barrier PLUS, or 150% of the stated principal amount.

▪	Downside Scenarios.

o	(i) If final average index value is less than or equal to the initial index value but is greater than or equal to the barrier level, investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index over the term of the Barrier PLUS.

▪	For example, if the final average index value of the underlying commodity index declines 10% from the initial index value, the Barrier PLUS will redeem for $900 at maturity, or 90% of the stated principal amount.

o	(ii) If the final average index value is less than the barrier level, in addition to losing 1% for every 1% decline in the final average index value of the underlying commodity index over the term of the Barrier PLUS up to and including the first 20% decline, investors will also lose 2% for every 1% of further decline. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Barrier PLUS. Because investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index up to and including a 20% decline and will also lose 2% for every 1% of any further decline, you will lose your entire initial investment in the Barrier PLUS if the final average index value of the underlying commodity index declines by 60% or more.

▪	For example, if the final average index value of the underlying commodity index declines 50% from the initial index value, investors would lose 80% of their initial investment in the Barrier PLUS and receive only $200 per Barrier PLUS at maturity, or 20% of the stated principal amount.

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Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Barrier PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Barrier PLUS.

▪	Barrier PLUS do not pay interest or guarantee return of any principal; the downside leverage will magnify your losses if the final average index value of the underlying commodity index declines by more than 20%; investors will lose their entire initial investment if the final average index value of the underlying commodity index declines by 60% or more. The terms of the Barrier PLUS differ from those of ordinary debt securities in that the Barrier PLUS do not pay interest or guarantee payment of any principal at maturity. If the final average index value is less than or equal to the initial index value but is greater than or equal to the barrier level, investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index over the term of the Barrier PLUS. If the final average index value is less than the barrier level, investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index up to and including the first 20% decline and will also lose 2% for every 1% of further decline. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Barrier PLUS. Investors should not invest in the Barrier PLUS unless they are prepared to accept the potential for significant losses on a leveraged basis if the final average index value of the underlying commodity index declines by more than 20%. Because investors will lose 1% for every 1% decline in the final average index value of the underlying commodity index up to and including a 20% decline and will also lose 2% for every 1% of any further decline, you will lose your entire initial investment in the Barrier PLUS if the final average index value of the underlying commodity index declines by 60% or more.

▪	The appreciation potential of the Barrier PLUS is limited by the maximum payment at maturity. The appreciation potential of the Barrier PLUS is limited by the maximum payment at maturity of $1,500 per Barrier PLUS (150% of the stated principal amount). Although the leverage factor provides 1,000% exposure to any increase in the final average index value over the initial index value, because the payment at maturity will be limited to 150% of the stated principal amount of the Barrier PLUS, any increase in the final average index value over the initial index value by more than 5% of the initial index value will not further increase the return on the Barrier PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Barrier PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Barrier PLUS in the secondary market, including the value of the underlying commodity index at any time, the volatility (frequency and magnitude of changes in value) of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodity contracts that underlie the underlying commodity index, interest and yield rates in the market, the time remaining until the Barrier PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity index or commodities markets generally and which may affect the final average index value of the underlying commodity index, and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The level of the underlying commodity index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P GSCI™ Crude Oil Index - Excess Return Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Barrier PLUS if you are able to sell your Barrier PLUS prior to maturity.

▪	The Barrier PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Barrier PLUS. You are dependent on our ability to pay all amounts due on the Barrier PLUS at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Barrier PLUS, your investment would be at risk and you could lose some or all of your investment.

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Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

As a result, the market value of the Barrier PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Barrier PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable at maturity is based on the arithmetic average of the official settlement prices of the underlying commodity index on each of the averaging dates and, therefore, the payment at maturity may be less than if it were based solely on the official settlement price on the final averaging date. The amount payable at maturity, if any, will be calculated by reference to the average of the official settlement prices of the underlying commodity index on the averaging dates. Therefore, in calculating the final average index value, positive performance of the underlying commodity index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the official settlement prices of the underlying commodity index on each of the averaging dates, may be less than the official settlement price of the underlying index on the final averaging date and, as a result, the payment at maturity you receive may be less than if it were based solely on the official settlement price of the underlying index on such final averaging date. Investing in the Barrier PLUS is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying commodity index.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the Barrier PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the underlying commodity index and the value of your Barrier PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the level of the underlying commodity index may be, and has recently been, volatile. See “S&P GSCI™ Crude Oil Index - Excess Return Overview” below.

▪	The underlying commodity index may in the future include contracts that are not traded on regulated futures exchanges. The underlying commodity index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the underlying commodity index continues to be composed exclusively of regulated futures contracts. However, the underlying commodity index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Morgan Stanley Finance LLC

Barrier PLUS with Downside Leverage Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 17, 2020

Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	An investment in the Barrier PLUS will expose you to concentrated risks relating to crude oil. The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER. An investment in the Barrier PLUS may therefore bear risks similar to a securities investment concentrated in a single underlying sector. The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (OPEC) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

▪	Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying commodity index and the value of the Barrier PLUS. The S&P GSCITM–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” However, crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the underlying commodity index, and, accordingly, the value of the Barrier PLUS.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over

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Principal at Risk Securities

longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Barrier PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the Barrier PLUS.

▪	Adjustments to the underlying commodity index could adversely affect the value of the Barrier PLUS. The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the Barrier PLUS. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Investing in the Barrier PLUS is not equivalent to investing in the underlying commodity index. Investing in the Barrier PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪	Legal and regulatory changes could adversely affect the return on and value of your Barrier PLUS. Futures contracts and options on futures contracts, including those related to the index commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Barrier PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Barrier PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Barrier PLUS.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the

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inclusion of costs associated with issuing, selling, structuring and hedging the Barrier PLUS in the original issue price reduce the economic terms of the Barrier PLUS, cause the estimated value of the Barrier PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Barrier PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Barrier PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Barrier PLUS less favorable to you than they otherwise would be.

▪	The estimated value of the Barrier PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Barrier PLUS than those generated by others, including other dealers in the market, if they attempted to value the Barrier PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Barrier PLUS in the secondary market (if any exists) at any time. The value of your Barrier PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Barrier PLUS will not be listed on any securities exchange and secondary trading may be limited. The Barrier PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Barrier PLUS. MS & Co. may, but is not obligated to, make a market in the Barrier PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Barrier PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Barrier PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Barrier PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Barrier PLUS, the price at which you may be able to trade your Barrier PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Barrier PLUS, it is likely that there would be no secondary market for the Barrier PLUS. Accordingly, you should be willing to hold your Barrier PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Barrier PLUS. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial index value and the barrier level, will determine the official settlement price of the underlying commodity index on each averaging date and the final average index value and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MSCG in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a discontinuance of the underlying commodity index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date,” “—Alternate Exchange Calculation in case of an Event of Default,” “—Discontinuance of Any Underlying Commodity Index; Alteration of Method of

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Calculation” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Barrier PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Barrier PLUS. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Barrier PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the level at or above which the underlying commodity index must close on the averaging dates so that investors do not suffer a significant loss on their initial investment in the Barrier PLUS. Additionally, such hedging or trading activities during the term of the Barrier PLUS, including on the averaging dates, could adversely affect the value of the underlying commodity index on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Barrier PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Barrier PLUS. As discussed in the Tax Disclosure Sections, there is significant uncertainty regarding the consequences to a holder of the Barrier PLUS if the payment at maturity becomes fixed, or is subject to a minimum level that equals or exceeds the issue price, prior to the final index valuation date. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Barrier PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Barrier PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Barrier PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Barrier PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying prospectus supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Barrier PLUS if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the Barrier PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Barrier PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Barrier PLUS, including possible alternative treatments, the consequences of an Early Fixing Event, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

S&P GSCI™ Crude Oil Index - Excess Return Overview

The S&P GSCI™ Crude Oil Index—Excess Return is a sub-index of the S&P GSCITM-ER. It represents only the crude oil component of the S&P GSCITM-ER, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC (“S&P”). The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange. The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the underlying commodity index, are the designated crude oil futures contracts).

The S&P GSCI™—Excess Return is calculated and maintained using the same methodology utilized by S&P in calculating the S&P GSCI™. See the information set forth under “—S&P GSCITM-ER” and “—S&P GSCI™” in the accompanying prospectus supplement.

Information as of market close on June 27, 2017:

Bloomberg Ticker Symbol:	SPGCCLP
Current Index Value:	134.1089
52 Weeks Ago:	162.7421
52 Week High (on 6/29/2016):	175.2121
52 Week Low (on 6/21/2017):	128.9252

The following graph sets forth the daily closing values of the underlying commodity index for the period from January 1, 2012 through June 27, 2017. The related table presents the published high and low official settlement prices, as well as end-of-quarter official settlement prices, of the underlying commodity index for each quarter in the same period. The official settlement price of the underlying commodity index on June 27, 2017 was 134.1089. We obtained the official settlement prices and other information below from Bloomberg Financial Markets, without independent verification. The underlying commodity index has at times experienced periods of high volatility. You should not take the historical values of the underlying commodity index as an indication of its future performance, and no assurance can be given as to the official settlement prices of the underlying commodity index on any of the averaging dates. Furthermore, in light of current market conditions, the trends reflected in the historical performance of the underlying commodity index may be less likely to indicate the performance of the Barrier PLUS over its life than would otherwise have been the case. The actual performance of the underlying commodity index over the term of the Barrier PLUS and the amount payable at maturity may bear little relation to the historical levels shown below.

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Barrier Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P GSCI™ Crude Oil Index - Excess Return Historical Performance Daily Official Settlement Prices January 1, 2012 to June 27, 2017
*The red solid line indicates the barrier level of 107.28712, which is 80% of the initial index value.

S&P GSCITM Crude Oil Index—Excess Return	High	Low	Period End
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter	290.1691	232.6960	245.1058
Second Quarter	303.8245	253.0357	289.5632
Third Quarter	277.3419	181.6858	211.6122
Fourth Quarter	232.7650	154.8750	160.1947
2016
First Quarter	158.9837	112.4611	142.9055
Second Quarter	182.2283	133.0654	169.7675
Third Quarter	172.0859	136.5816	161.8157
Fourth Quarter	173.5926	143.8574	172.5008
2017
First Quarter	173.3679	147.6658	156.6433
Second Quarter (through June 27, 2017)	165.2919	128.9252	134.1089

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License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Crude Oil Index–Excess Return, which is owned and published by S&P, in connection with securities, including the Barrier PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this document:

The Barrier PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Barrier PLUS. The Corporations make no representation or warranty, express or implied, to the holders of the Barrier PLUS or any member of the public regarding the advisability of investing in securities generally or in the Barrier PLUS particularly, or the ability of the underlying commodity to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the Barrier PLUS. S&P has no obligation to take the needs of the Licensee or the owners of the Barrier PLUS into consideration in determining, composing or calculating the underlying commodity index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Barrier PLUS to be issued or in the determination or calculation of the equation by which the Barrier PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Barrier PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE BARRIER PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Barrier PLUS have not been passed on by the Corporations as to their legality or suitability. The Barrier PLUS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BARRIER PLUS.

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Additional Information About the Barrier PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Postponement of maturity date:	If the final scheduled averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final averaging date as postponed.
Valuation dates:	All references to “valuation dates” or related terms in the accompanying prospectus supplement for PLUS shall be deemed to refer to averaging dates when read in conjunction with this document.
Minimum ticketing size:	$1,000 / 1 Barrier PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Barrier PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Barrier PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the Barrier PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and the discussion below regarding an Early Fixing Event, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the Barrier PLUS prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the Barrier PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Barrier PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Barrier PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the payment at maturity is determined by reference to the value of the underlying commodity index on the index valuation dates, it is possible that the payment at maturity could become fixed, or subject to a minimum level that equals or exceeds the issue price, prior to the final index valuation date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its Barrier PLUS for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the Barrier PLUS, and the U.S. Holder’s tax consequences of holding the Barrier PLUS after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the Barrier PLUS in advance of their retirement or earlier disposition even though there is no payment on the Barrier PLUS prior to the maturity, and any gain upon disposition thereafter would likely be treated as ordinary income. Furthermore, if the Barrier PLUS were treated as debt instruments after an Early Fixing Event, a Non-U.S. Holder would generally be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the Barrier PLUS. See “United States Federal Income Taxation – Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for PLUS for information regarding the certification requirement if a Barrier PLUS were treated as debt instruments. Due to the lack of governing authority, our tax counsel is unable to opine as to the consequences to a holder of Barrier PLUS upon an Early Fixing Event. You should consult your tax advisor regarding the consequences of an Early Fixing Event.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual

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regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Barrier PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Barrier PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Barrier PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Barrier PLUS.

Alternate exchange calculation in case of an event of default:

The following section replaces the section entitled “Description of PLUS—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement for PLUS:

In case an event of default with respect to the Barrier PLUS shall have occurred and be continuing, the amount declared due and payable per Barrier PLUS upon any acceleration of the Barrier PLUS shall be an amount in cash equal to the value of such Barrier PLUS on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Barrier PLUS. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:

The proceeds from the sale of the Barrier PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Barrier PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Barrier PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Barrier PLUS borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Barrier PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Barrier PLUS, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the underlying commodity index or in swaps, futures or options contracts on the commodities that underlie the underlying commodity index. Such purchase activity could have increased the value of the underlying commodity index on the pricing date and, therefore, could have increased the level at or above which the underlying commodity index must close on the averaging dates so that investors do not suffer a significant loss on their initial investment in the Barrier PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Barrier PLUS, including on

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the averaging dates, by purchasing and selling swaps, futures or options contracts on the commodities that underlie the underlying commodity index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Barrier PLUS. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity index, and, therefore, adversely affect the value of the Barrier PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Barrier PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Barrier PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Barrier PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Barrier PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Barrier PLUS.

Because we may be considered a party in interest with respect to many Plans, the Barrier PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Barrier PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Barrier PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Barrier PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by

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ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Barrier PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Barrier PLUS are contractual financial instruments. The financial exposure provided by the Barrier PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Barrier PLUS. The Barrier PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Barrier PLUS.

Each purchaser or holder of any Barrier PLUS acknowledges and agrees that:

(i)         the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Barrier PLUS, (B) the purchaser or holder’s investment in the Barrier PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Barrier PLUS;

(ii)         we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Barrier PLUS and (B) all hedging transactions in connection with our obligations under the Barrier PLUS;

(iii)        any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)        our interests are adverse to the interests of the purchaser or holder; and

(v)         neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Barrier PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Barrier PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Barrier PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Barrier PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Barrier PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Barrier PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Barrier PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $5 for each Barrier PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each Barrier PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable,

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hedging the Barrier PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Barrier PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Barrier PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Barrier PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Barrier PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley , MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Prospectus Supplement for PLUS dated March 24, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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